SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------


                                    FORM 8-K

                                 CURRENT REPORT

                             -----------------------


                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): July 9, 2002


                                  TIFFANY & CO.

             (Exact name of Registrant as specified in its charter)



          Delaware                      1-9494                  13-3228013
(State or other jurisdiction of  (Commission File Number)   (I.R.S. Employer
        incorporation)                                   Identification Number)


  727 Fifth Avenue, New York, New York                            10022
(Address of principal executive offices)                        (Zip Code)




Registrant's telephone number, including area code:  (212) 755-8000

Item 5. Other Events.

         On July 9, 2002 Registrant issued the following press release providing a business update for its second quarter ending on July 31, 2002.

NEW YORK, July 9, 2002 - Tiffany & Co. (NYSE-TIF) today provided a business update for its second quarter ending on July 31. The Company expects that its net sales in the second quarter will increase slightly over the prior year's $371 million. Combined with an increased gross margin, the Company now expects that net earnings will be at the low end of its previous expectation of 22-24 cents per diluted share, compared with 24 cents in the prior year. Security analysts' published estimates on First Call range from 22-26 cents with a consensus of 24 cents.

Preparing to address investors at a conference in Boston, Michael J. Kowalski, president and chief executive officer, said, "Two months ago, we reported that Tiffany's first quarter sales rose 3 percent and earnings grew 6 percent. At that time, we felt the external environment was unsettled and said we expected challenging U.S. and international conditions to continue in the short-term. Therefore, we are not overly surprised that comparable stores sales for the first two months of the quarter are equal to the prior year in the U.S. and have declined 13 percent in local currency in Japan. Looking to the second half of the year, we expect to benefit from favorable economic conditions in the U.S. but we have moderated our sales growth expectations in Japan, although year-over-year comparisons will ease in both countries. Combined with lower than initially expected expense growth and some benefit from a stronger yen, we believe it is reasonable to maintain our earnings expectations for the second half of 2002. Therefore, we expect net earnings per diluted share in the range of: 18-20 cents in the third quarter (compared with 16 cents in the prior year) and 64-67 cents in the fourth quarter (versus 55 cents)."

The Company will report second quarter results on August 13 and will host a conference call at 8:30 a.m. (EST) to review those results. Interested parties may listen to that call on the Internet at www.shareholder.com/tiffany, www.vcall.com or www.streetevents.com.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, catalog and Internet sales. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line (800) TIF-0110.

This press release contains certain "forward-looking" statements concerning expectations for sales, margins and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2001 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                              TIFFANY & CO.


                                      BY:     s/s Patrick B. Dorsey
                                             ----------------------------------
                                              Patrick B. Dorsey
                                              Senior Vice President, Secretary
                                              and General Counsel


Date: July 9, 2002